Exhibit 10.22

GEOHEDRAL LLC (an exploration stage company) For the Period from Inception (July 21, 2006) through December 31, 2009

GEOHEDRAL LLC

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Balance Sheet
December 31, 2009	2

Statement of Operations
For the period from inception (July 21, 2006) through December 31, 2009	3

Statement of Members’ Equity
For the period from inception (July 21, 2006) through December 31, 2009	4

Statement of Cash Flows
For the period from inception (July 21, 2006) through December 31, 2009	5

Notes to the Financial Statements	6

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Managers and Members of
Geohedral, LLC
Oklahoma City, Oklahoma
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Geohedral, LLC, an Oklahoma Limited Liability Company (the “Company”) as of December 31, 2009 and the related statements of operations, members’ equity and cash flows for the period from inception (July 21, 2006) through December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geohedral, LLC as of December 31, 2009 and the results of their operations and their cash flows for period from inception (July 21, 2006) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company does not have sufficient funds to meet planned expenditures over the next twelve months and will need to seek additional debt or equity financing to meet its planned expenditures.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cole & Reed, P.C.

Oklahoma City, Oklahoma
April 15, 2010

Geohedral, LLC
(an exploration stage company)
Balance Sheet
December 31, 2009

Assets
Current assets
Cash and cash equivalents	$337,483
Prepaid annual fees	294,840
Other current assets	31,855
Total current assets	664,178

Mineral properties	238,659
Equipment, net	109,268
$1,012,105

Liabilities and Members' Equity
Current liabilities
Trade accounts payable	$88,241
Accrued expenses	60,176
Total current liabilities	148,417

Members' equity	863,688
$1,012,105

See accompanying notes to the financial statements.

Geohedral, LLC
Statement of Operations
Cumulative period from inception (July 21, 2006) to December 31, 2009

Expenses
Mineral exploration expenses	$6,235,039
General and administrative	156,262

Total expenses	6,391,301

Operating loss	(6,391,301)

Interest income	21,571
Deficit accumulated during the exploration stage	$(6,369,730)

See accompanying notes to the financial statements.

Geohedral, LLC
(an exploration stage company)
Statement of Members' Equity
Cumulative period from inception (July 21, 2006) to December 31, 2009

		Members'
	Units	Equity

Units issued to founding members	85,000	$—
Initial private placement in 2008	26,348	3,155,000
Capital contributions in 2008	13,696	1,640,000
Capital contributions in 2009	21,267	2,546,694
Syndication costs	—	(108,276)
Deficit accumulated during the exploration stage	—	(6,369,730)
Balance as of December 31, 2009	146,311	$863,688

See accompanying notes to the financial statements.

Geohedral, LLC
(an exploration stage company)
Statement of Cash Flows
Cumulative period from inception (July 21, 2006) to December 31, 2009

Operating activities
Deficit accumulated during the exploration stage	$(6,369,730)
Adjustments to reconcile deficit accumulated during the exploration stage to net cash used in operating activities:
Depreciation of equipment	32,365
Changes in operating assets and liabilities
Prepaid annual fees	(294,840)
Other current assets	(31,855)
Trade accounts payable	73,927
Accrued expenses	60,176
Net cash used in operating activities	(6,529,957)

Investing Activities
Acquisition of mineral properties	(238,659)
Acquisition of equipment	(141,633)
Net cash used in investing activities	(380,292)

Financing Activities
Members contributions	7,341,694
Syndication fees paid	(93,962)
Net cash provided by investing activities	7,247,732
Net increase in cash and cash equivalents	337,483
Cash and cash equivalents as of date of inception (July 21, 2006)	—
Cash and cash equivalents as of December 31, 2009	$337,483

See accompanying notes to the financial statements.

Geohedral LLC

(an exploration stage company)

Notes to the Financial Statements

For the Period from Inception (July 21, 2006) through December 31, 2009

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Geohedral LLC (“Geohedral”) is a limited liability company organized on July 21, 2006 (date of inception) located in Oklahoma City, Oklahoma.  Geohedral’s accounting policies reflect industry practices and conform to accounting principles generally accepted in the United States of America.  The more significant of such policies are briefly described below.

NATURE OF BUSINESS

During 2008 and 2009, Geohedral acquired approximately 3,200 mining claims from the Bureau of Land Management (the “BLM”) and the Alaska Department of Natural Resources (the “ADNR”) covering approximately 65,000 acres along the shore of the Gulf of Alaska in southern Alaska near the town of Yakutat.

Geohedral is in the process of exploring and evaluating its mineral properties and determining whether they contain ore reserves that are economically recoverable.  The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable ore reserves, the ability of Geohedral to obtain the necessary financing to complete development, confirmation of Geohedral’s interest in the underlying mineral claims and upon future profitable production or proceeds from the disposition of all or part of its mineral properties.

Geohedral has not established any proven or probable reserves on its mineral property interests.  To date, Geohedral has been engaged primarily in organizational activities and have engaged in minimal exploratory drilling and other exploration activities at its mineral properties.  Subject to adequate funding, Geohedral plans to conduct exploration programs with the objective of ascertaining whether any of its properties contain economic concentrations of minerals that are prospective for mining.  As such, Geohedral is considered an exploration or exploratory stage company.  Since Geohedral is an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of its properties, and a great deal of further exploration will be required before a final evaluation as to the economic feasibility of its properties is determined.

BASIS OF ACCOUNTING

These financial statements have been prepared on the accrual basis of accounting, whereby revenues are recognized when earned, and expenses are recognized when incurred.

Geohedral meets the definition of a development stage enterprise.  As a mining company in the development stage, Geohedral refers to itself as an exploration stage enterprise, which is consistent with industry standards.  Geohedral is required to provide additional disclosures from its date of inception, or the date Geohedral was reactivated to undertake development stage activities.  Therefore, the statement of operations, members’ equity and cash flows include cumulative amounts from July 21, 2006 to December 31, 2009.

USE OF ESTIMATES

Management of Geohedral has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual amounts could differ from these estimates.

CASH AND CASH EQUIVALENTS

There were no cash equivalents at December 31, 2009.  For purposes of the statements of cash flows, Geohedral considers all highly liquid debt instruments with original maturities of three months or less at the date of purchase to be cash equivalents.

Geohedral LLC

(an exploration stage company)

Notes to the Financial Statements

For the Period from Inception (July 21, 2006) through December 31, 2009

PREPAID ANNUAL FEES

In order to maintain the federal and state mining claims, Geohedral must pay an annual fee to preserve each claim prior to every September.  Geohedral records the prepayment as prepaid annual fees and amortizes it over the year.

MINERAL PROPERTIES

Costs of exploring, carrying and retaining unproven properties are expensed as incurred. Geohedral concluded that mineral rights are tangible assets.  Accordingly, Geohedral capitalizes certain costs related to the acquisition of mineral rights.

EQUIPMENT

Equipment is stated at cost, net of accumulated depreciation, and depreciated by use of the straight-line method using estimated asset lives ranging from three to ten years.

Geohedral charges maintenance and repairs directly to expense as incurred, while betterments and renewals are generally capitalized.  When property is retired or otherwise disposed of, the cost and applicable accumulated depreciation is removed from the respective accounts and resulting gain or loss is reflected in operations.

IMPAIRMENT OF LONG-LIVED ASSETS

Geohedral reviews and evaluates its long-lived assets for impairment at each fiscal year end and documents such impairment testing.  The tests include an evaluation of the assets and events or changes in circumstances that would indicate that the related carrying amounts may not be recoverable.  Mineral properties in the exploration stage are monitored for impairment based on factors such as Geohedral's continued right to explore the area, exploration reports, assays, technical reports, drill results and Geohedral's continued plans to fund exploration programs on the property.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of Geohedral’s cash and cash equivalents, prepaid annual fees, other current assets, trade accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments.

INCOME TAXES

Geohedral is not directly subject to income taxes under the provisions of the Internal Revenue Code and applicable state laws.  Taxable income or loss is reported to the individual members for inclusion in their respective tax returns and no provision for federal and state income taxes has been included in the accompanying financial statements.

2	GOING CONCERN UNCERTAINTY

These financial statements have been prepared on the basis that Geohedral is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations.  The ability of Geohedral to continue as a going concern is uncertain and dependent upon obtaining the financing necessary to meet its financial commitments and to complete the development of its properties and/or realizing proceeds from the sale of one or more of the properties.  The continuation of Geohedral as a going concern is dependent upon the continued financial support from its members, the ability of Geohedral to obtain necessary equity financing to continue operations, confirmation of Geohedral’s interests in the underlying properties, and/or the attainment of profitable operations.  As of December 31, 2009, Geohedral had cash of $337,483, working capital of $515,761, and accumulated losses of $6,369,730 since inception.

Geohedral LLC

(an exploration stage company)

Notes to the Financial Statements

For the Period from Inception (July 21, 2006) through December 31, 2009

Management anticipates that the minimum cash requirements to fund its proposed exploration program and continued operations will exceed the amount of cash on hand at December 31, 2009.  Accordingly, Geohedral does not have sufficient funds to meet planned expenditures over the next twelve months, and will need to seek additional debt or equity financing to meet its planned expenditures.  There is no assurance that Geohedral will be able to raise sufficient cash to fund its future exploration programs and operational expenditures.  These factors raise substantial doubt regarding Geohedral’s ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Geohedral be unable to continue as a going concern.

3	EQUIPMENT

A summary of equipment as of December 31, 2009, is as follows:

Field equipment	$86,964
Computer equipment	54,669
141,633
Less accumulated depreciation	32,365
$109,268

Depreciation expense for the period from inception through December 31, 2009 was $32,365.

4	RELATED-PARTY TRANSACTIONS

Geohedral outsources project management to a relative of a Geohedral member.  Fees paid for such services for the period from inception through December 31, 2009 approximated $1,820,000. In addition, Geohedral reimburses the related company for costs incurred on behalf of Geohedral.  At December 31, 2009, accounts payable includes amount owed to this related company of approximately $23,000.

Geohedral paid The Beard Company, a Geohedral member, $54,000 for management services provided during the period from inception through December 31, 2009.  In addition, Geohedral reimburses The Beard Company for costs incurred by The Beard Company on behalf of Geohedral.  At December 31, 2009, accounts payable includes amount owed to The Beard Company of approximately $42,000.

Geohedral paid a company owned by a Geohedral member approximately $100,000 for syndication costs associated with the unit issuances in 2008 and 2009.  At December 31, 2009, accounts payable includes amount owed to this Geohedral member of approximately $14,000.

5	COMMITMENTS

In order to preserve each of the approximate 3,200 active mining claims as of December 31, 2009 with the BLM and the ADNR, Geohedral must pay an annual fee for as long as Geohedral wants to retain each mining claim.  Geohedral is obligated to pay a total of approximately $444,000 to the BLM and the ADNR prior to September 1, 2010 to preserve all of the mining claims in place at December 31, 2009.